AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 7, 2006

REGISTRATION NO. 033-60099, 033-60095, 333-96995

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 033-60099)

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 (NO. 033-60095)

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 (NO. 333-96995)

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

HECLA MINING COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	77-0664171
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

6500 N. MINERAL DRIVE, SUITE 200	83815-9408
COEUR D’ALENE, IDAHO	(Zip Code)
(Address of Principal Executive Offices)

HECLA MINING COMPANY 1995 STOCK INCENTIVE PLAN

HECLA MINING COMPANY STOCK PLAN FOR NONEMPLOYEE DIRECTORS

HECLA MINING COMPANY KEY EMPLOYEE DEFERRED COMPENSATION PLAN

(Full title of the plans)

Philip C. Wolf

General Counsel

Hecla Mining Company

6500 N. Mineral Drive, Suite 200

Coeur d’Alene, Idaho 83815-9408

(208) 769-4100

(Name and address, including zip code, and

telephone number of agent for service)

EXPLANATORY NOTE

Hecla Mining Company (“we” or “us”), a Delaware corporation formerly named Hecla Holdings Inc., files this Post-Effective Amendment to the Registration Statements on Form S-8 (this “Amendment”) as the successor registrant to our wholly-owned subsidiary, Hecla Limited (“Predecessor”), a Delaware corporation formerly named Hecla Mining Company, in accordance with Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”). This Amendment is a result of Predecessor adopting a holding company organizational structure.

Pursuant to the Agreement and Plan of Reorganization dated November 8, 2006 (the “Merger Agreement”), among us, Predecessor, and Hecla Merger Sub Inc., a Delaware corporation (the “Merger Sub”), Predecessor reorganized into a holding company structure, effective as of the date of the Merger Agreement, whereby we became the holding company for Predecessor. The holding company organizational structure was effected by a merger (the “Merger”) pursuant to Section 251(g) of the Delaware General Corporation Law, which provides for the formation of a holding company structure without a vote of stockholders.

Prior to the Merger, we were a direct, wholly-owned subsidiary of Predecessor and Merger Sub was a direct, wholly-owned subsidiary of us. In the Merger, Merger Sub merged with and into Predecessor with Predecessor continuing as the surviving corporation. We and Merger Sub were organized for the sole purpose of implementing the holding company structure.

In accordance with the terms of the Merger Agreement, each outstanding share of Predecessor’s common stock, par value $0.25 per share (the “Predecessor Common Stock”), was converted into one share of our common stock, par value $0.25 per share (the “Registrant Common Stock”) and each outstanding share of Predecessor’s preferred stock, par value $0.25 per share (the “Predecessor Preferred Stock”), was converted into one share of our preferred stock, par value $0.25 per share (the “Registrant Preferred Stock”). As a result of the Merger, each stockholder of Predecessor became a holder of Registrant Common Stock and/or Registrant Preferred Stock, evidencing the same proportional interests in us and having the same designations, rights, powers and preferences and qualifications, limitations and restrictions as those securities that such stockholder held in Predecessor.

In addition, as part of the Merger, we will assume all of Predecessor’s obligations under the Hecla Mining Company 1995 Stock Incentive Plan, Hecla Mining Company Stock Plan for Nonemployee Directors, and Hecla Mining Company Key Employee Deferred Compensation Plan (the “Compensation Plans”), and each outstanding option to purchase Predecessor Common Stock and each other right to receive Predecessor Common Stock under the Compensation Plans will convert into an option to purchase or right to receive the same number of shares of Registrant Common Stock, with the same rights and conditions as the corresponding Predecessor option and other rights to receive Predecessor Common Stock under the Compensation Plans prior to the Merger.

This Post-Effective Amendment to Form S-8 pertains to the adoption by us of the following registration statements (collectively, the “Registration Statements”): (i) Registration Statement No. 033-60099, covering 120,000 shares of common stock (Hecla Mining Company

Stock Plan for Nonemployee Directors; all of which shares have been issued); (ii) Registration Statement No. 033-60095, covering 3,000,000 shares of common stock (Hecla Mining Company 1995 Stock Incentive Plan); and (iii) Registration Statement No. 333-96995, covering (1) deferred compensation obligations representing unsecured obligations to pay deferred compensation in the future (such obligations currently expected not to exceed $10.0 million in the aggregate) in accordance with the terms of the Hecla Mining Company Key Employee Deferred Compensation Plan, (2) 6,000,000 shares of common stock (Hecla Mining Company Key Employee Deferred Compensation Plan), (3) 8,000,000 shares of common stock (Hecla Mining Company 1995 Stock Incentive Plan), and (4) 880,000 shares of common stock (Hecla Mining Company Stock Plan for Nonemployee Directors).

With respect to Registration Statement No. 033-60099, this is Amendment No. 1. With respect to Registration Statement No. 033-60095, this is Amendment No. 2. With respect to Registration Statement No. 333-96995, this is Amendment No. 3.

In accordance with Rule 414 under the securities Act, we, as the successor registrant to Predecessor, hereby expressly adopt the Registration Statements as our own for all purposes of the Securities Act and the Securities Exchange Act of 1934. Registration fees were paid at the time of filing the original Registration Statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 8.	EXHIBITS.

See the Exhibit Index at the end of this Post-Effective Amendment No. 3 to this registration statement.

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that if the information required to be included in a post-effective amendment by paragraphs (a)(1)(i) and (a)(1)(ii) is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the registration statement, paragraphs (a)(1)(i) and (a)(1)(ii) will not apply.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to rule 424;

(2)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(c)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Hecla Mining Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to this registration statement on Form S-8 (No. 033-60099), Post-Effective Amendment No. 2 to this registration statement on Form S-8 (No. 033-60095), and Post-Effective Amendment No. 3 to this registration statement on Form S-8 (No. 333-96995), and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coeur D’Alene, State of Idaho, on December 6, 2006.

HECLA MINING COMPANY

By /s/ Phillips S. Baker, Jr.
Phillips S. Baker, Jr.
President and CEO

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to this registration statement on Form S-8 (No. 033-60099), Post-Effective Amendment No. 2 to this registration statement on Form S-8 (No. 033-60095), and Post-Effective Amendment No. 3 to this registration statement on Form S-8 (No. 333-96995), has been signed by the following persons in the capacities and on the dates indicated.

/s/ Phillips S. Baker, Jr	12/6/06	/s/ David J. Christensen	12/6/06
Phillips S. Baker, Jr	Date	David J. Christensen	Date
President, CEO and Director		Director
(principal executive officer)

/s/ Lewis E. Walde	12/6/06	/s/ Charles L. McAlpine	12/6/06
Lewis E. Walde	Date	Charles L. McAlpine	Date
Vice President and CFO		Director
(principal financial officer)

/s/ Alan MacPhee	12/6/06	/s/ George R. Nethercutt, Jr.	12/6/06
Alan MacPhee	Date	George R. Nethercutt, Jr.	Date
Controller		Director

/s/ Ted Crumley	12/6/06	/s/ Jorge E. Ordoñez C.	12/6/06
Ted Crumley	Date	Jorge E. Ordoñez C.	Date
Director and Chairman		Director
of the Board

/s/ John H. Bowles	12/6/06	/s/ Anthony P. Taylor	12/6/06
John H. Bowles	Date	Anthony P. Taylor	Date
Director		Director

INDEX TO EXHIBITS

Exhibit No.	Description

4.1(a)

Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of the Registrant. Filed as exhibit 4.1(a) to the Registrant’s Quarterly report on Form 10-Q filed on November 9, 2006 (File No. 1-8491), and incorporated herein by reference.

4.1(b)

Certificate of Designations, Preferences and Rights of Series B Cumulative convertible Preferred Stock of the Registrant. Filed as exhibit 4.1(b) to the Registrant’s Quarterly Report on Form 10-Q filed on November 9, 2006 (File No. 1-8291), and incorporated herein by reference.

5.1	Opinion of Bell, Boyd & Lloyd LLC (regarding validity of securities offered).*

* filed herewith